Exhibit 10.13

REAL ESTATE LEASE

This Lease Agreement (this “Lease”) is dated January 01, 2003, by and between Joe Black (“Landlord”), and Computer Software Innovations, Inc (“Tenant”). The parties agree as follows:

PREMISES. Landlord, in consideration of the lease payments provided in this Lease, leases to Tenant Office Building comprising approximately 4800 square feet (the “Premises”) located at 1661 East Main Street, Easley, SC 29640.

TERM. The lease term will begin on January 01, 2003 and will terminate on December 31, 2005.

LEASE PAYMENTS. Tenant shall pay to Landlord monthly installments of $2,800.00, payable in advance on the first day of each month. Lease payments shall be made to the Landlord at 204 Mt Calvary Church Road, Easley, SC 29642, which address may be changed from time to time by the Landlord.

POSSESSION. Tenant shall be entitled to possession on the first day of the term of this Lease, and shall yield possession to Landlord on the last day of the term of this Lease, unless otherwise agreed by both parties in writing. At the expiration of the term, Tenant shall remove its goods and effects and peaceably yield up the Premises to Landlord in as good a condition as when delivered to Tenant, ordinary wear and tear excepted.

PROPERTY INSURANCE. Landlord and Tenant shall each maintain appropriate insurance for their respective interests in the Premises and property located on the Premises.

RENEWAL TERMS. This Lease shall automatically renew for an additional period of 1 year, unless either party gives written notice of termination no later than 60 days prior to the end of the term or renewal term. The lease terms during any such renewal term shall be the same as those contained in this Lease except that the lease installment payments shall increase by 3% (percent) at the beginning of each renewal period.

MAINTENANCE. Tenant shall have the responsibility to maintain the Premises in good repair at all times during the term of this Lease.

TAXES. Tenant shall pay all real estate taxes and assessments which are assessed against the Premises during the time of this Lease.

DEFAULTS. Tenant shall be in default of this Lease if Tenant fails to fulfill any lease obligation or term by which Tenant is bound. Subject to any governing provisions of law to the contrary, if Tenant fails to cure any financial obligation within 5 days (or any other obligation within 10 days) after written notice of such default is provided by Landlord to Tenant, Landlord may take possession of the Premises without further notice (to the extent permitted by law), and without prejudicing Landlord’s rights to damages.

CUMULATIVE RIGHTS. The rights of the parties under this Lease are cumulative, and shall not be construed as exclusive unless otherwise required by law.

REMODELING OR STRUCTURAL IMPROVEMENTS. Tenant shall have the obligation to conduct any construction or remodeling (at Tenant’s expense) that may be required to use the Premises as specified above. Tenant may also construct such fixtures on the Premises (at Tenant’s expense) that appropriately facilitate its use for such purposes. Such construction shall be undertaken and such fixtures may be erected only with the prior written consent of the Landlord which shall not be unreasonably withheld. Tenant shall not install awnings or advertisements on any part of the Premises without Landlord’s prior written consent. At the end of the lease term, Tenant shall be entitled to remove (or at the request of Landlord shall remove) such fixtures, and shall restore the Premises to substantially the same condition of the Premises at the commencement of this Lease.

INDEMNITY REGARDING USE OF PREMISES. To the extent permitted by law, Tenant agrees to indemnify, hold harmless, and defend Landlord from and against any and all losses, claims, liabilities, and expenses, including reasonable attorney fees, if any, which Landlord may suffer or incur in connection with Tenant’s possession, use or misuse of the Premises, except Landlord’s act or negligence.

DANGEROUS MATERIALS. Tenant shall not keep or have on the Premises any article or thing of a dangerous, flammable, or explosive character that might substantially increase the danger of fire on the Premises, or that might be considered hazardous by a responsible insurance company, unless the prior written consent of Landlord is obtained and proof of adequate insurance protection is provided by Tenant to Landlord.

ASSIGNABILITY/SUBLETTING. Tenant may not assign or sublease any interest in the Premises, nor assign, mortgage or pledge this Lease, without the prior written consent of Landlord, which shall not be unreasonably withheld.

NOTICE. Notices under this Lease shall not be deemed valid unless given or served in writing and forwarded by mail, postage prepaid, addressed as follows:

LANDLORD:	TENANT:

Joe Black	CSI
204 Mt Calvary Church Road	1661 East Main Street
Easley, SC 29642	Easley, SC 29640

Such addresses may be changed from time to time by either party by providing notice as set forth above. Notices mailed in accordance with the above provisions shall be deemed received on the third day after posting.

GOVERNING LAW. This Lease shall be construed in accordance with the laws of the State of South Carolina.

ENTIRE AGREEMENT/AMENDMENT. This Lease Agreement contains the entire agreement of the parties and there are no other promises, conditions, understandings or other agreements, whether oral or written, relating to the subject matter of this Lease. This Lease may be modified or amended in writing, if the writing is signed by the party obligated under the amendment.

SEVERABILITY. If any portion of this Lease shall be held to be invalid or unenforceable for any reason, the remaining provisions shall continue to be valid and enforceable. If a court finds that any provision of this Lease is invalid or unenforceable, but that by limiting such provision, it would become valid and enforceable, then such provision shall be deemed to be written, construed, and enforced as so limited.

WAIVER. The failure of either party to enforce any provisions of this Lease shall not be construed as a waiver or limitation of that party’s right to subsequently enforce and compel strict compliance with every provision of this Lease.

BINDING EFFECT. The provisions of this Lease shall be binding upon and inure to the benefit of both parties and their respective legal representatives, successors and assigns.

LANDLORD:

Date:
Joe Black

TENANT:
Computer Software Innovations, Inc

By:	Date:
Nancy Hedrick, President

WITNESS: